UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 20, 2016

RESONANT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 Castilian Drive, Suite 100
Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

The disclosure under Item 3.02 is incorporated herein by reference to the extent required.

Item 3.02                                           Unregistered Sales of Equity Securities.

On April 20, 2016, Resonant Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with 72 purchasers identified on the schedule of buyers attached thereto (the “Investors”), which provides for the sale by the Company of an aggregate of 1,996,880 units (each, a “Unit” and collectively, the “Units”) at a price of $2.985 per Unit (the “Offering”). Each Unit consists of one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock at an exercise price of $2.86 for a period commencing 6 months and ending 36 months after the Closing Date (as defined below) (the “Warrants”). The aggregate gross proceeds from the Offering is approximately $5,960,000.

The Offering closed on April 25, 2016 (the “Closing Date”).  After payment of placement agent cash fees and expenses of the Offering, the Company received net proceeds of approximately $5.2 million.

The Investors include seven directors and officers of the Company, each of whom purchased Units on the same terms and conditions as the other Investors. The Units purchased by the directors and officers are shown below:

Name	Position	Units Purchased
Robert Hammond	Director and Chief Technology Officer	5,000
Neal Fenzi	Chief Operating Officer	5,000
Terry Lingren	Director and Chief Executive Officer	5,000
George Holmes	Director, President and Chief Commercial Officer	8,300
Michael Fox	Director	10,700
Richard Kornfeld	Director	20,000
John Major	Chairman of the Board	33,500
Total		87,500

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company or Resonant LLC, a California limited liability company and wholly-owned subsidiary of the Company, in the Purchase Agreement or related documents or (ii) any action instituted against an Investor with respect to the Offering, subject to certain exceptions. The Purchase Agreement also contains customary representations and warranties and covenants of the Company and was subject to customary closing conditions.

In addition, on the Closing Date the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, dated April 25, 2016, pursuant to which the Company agreed to register for resale by the Investors the shares of Common Stock, and the shares of Common Stock issuable upon exercise of the Warrants, purchased by the Investors pursuant to the Purchase Agreement. The Company has committed to file the registration statement no later than May 25, 2016 and to cause the registration statement to become effective no later than August 23, 2016. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including the Company’s failure to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to an Investor would be 1.0% of the aggregate amount invested by such Investor for each 30-day period, or pro rata portion thereof, during which the default continues.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., and Drexel Hamilton, LLC acted as co-placement agents (the “Placement Agents”) in the Offering.  The Placement Agents received an aggregate cash fee of $597,600, or approximately 10% of the gross proceeds raised in the Offering, reimbursement of transaction expenses, and warrants to purchase an aggregate of 99,844 shares of Common Stock at an exercise price equal to $2.86 (the “Agent Warrants”).  The Agent Warrants are exercisable for a period commencing 6 months and ending 36 months after the Closing Date.

The Units were offered and sold exclusively to accredited investors, and the Agent Warrants were offered and sold to the Placement Agents, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  The Investors and the Placement Agents represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, Warrants and Agent Warrants issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

The foregoing summaries of the Purchase Agreement, the Registration Rights Agreement, the Warrants and the Agent Warrants are qualified in their entirety by reference to the full text of the agreements, which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Purchase Agreement, dated April 20, 2016, between the Registrant and the Investors listed on the schedule of buyers attached thereto.

10.2	Registration Rights Agreement, dated April 25, 2016.

10.3	Form of Warrant, dated April 25, 2016.

10.4	Form of Agent Warrant, dated April 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2016	Resonant Inc.

	By:	/s/ John Philpott
John Philpott
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Securities Purchase Agreement, dated April 20, 2016, between the Registrant and the Investors listed on the schedule of buyers attached thereto.

10.2	Registration Rights Agreement, dated April 25, 2016.

10.3	Form of Warrant, dated April 25, 2016.

10.4	Form of Agent Warrant, dated April 25, 2016.